Exhibit 2.4

AGREEMENT AND PLAN OF MERGER

by and among

Paycom Software, Inc., as Holdco,

Paycom Payroll Holdings, LLC, as the Company,

Paycom Payroll, LLC, as Opco,

and

Paycom Software Merger Sub, LLC, as Merger Sub

Dated as of December 30, 2013

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 30, 2013, by and among (i) Paycom Payroll Holdings, LLC, a Delaware limited liability company (the “Company”), (ii) Paycom Payroll, LLC, a Delaware limited liability company (“Opco”), the sole member of which is the Company, (iii) Paycom Software, Inc., a Delaware corporation (“Holdco”) and a wholly-owned subsidiary of Opco, and (iv) Paycom Software Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdco (“Merger Sub”).

RECITALS

WHEREAS, the Board of Directors of the Company (a) has determined that it is in the best interest of the Company, Merger Sub and the Securityholders (as defined in the Company LLC Agreement) for Merger Sub to merge with and into the Company, (b) approved and declared advisable the Merger (as defined below) upon the terms set forth herein and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), and (c) adopted this Agreement and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, pursuant to the Company LLC Agreement and the DLLCA, the holders of a majority of the Common Units and Preferred A Units, voting together as a single class, have approved this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, Holdco, as the sole member of Merger Sub, has approved the entry into this Agreement by Merger Sub and the consummation of the transactions contemplated hereby;

WHEREAS, in furtherance thereof, upon the terms of this Agreement, Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the DLLCA, with the Company surviving the Merger;

WHEREAS, the stock of the companies that own (i) the Preferred A Units and (ii) the Preferred C Units, plus the Preferred B Units will be contributed to Holdco immediately prior to the Effective Time of the Merger through separately executed contribution agreements; and

WHEREAS, as a result of the Merger, (i) the Common Units and Incentive Units of the Company held by each Securityholder will be converted into, and Holdco will issue to such Securityholder, the number of shares of Holdco Common Stock as provided for herein, (ii) the Preferred A Units, Preferred B Units and Preferred C Units issued and outstanding prior to the Effective Time will continue to be held directly or indirectly by Holdco after the Effective Time, (iii) Opco’s ownership in Holdco will be cancelled and (iv) Holdco and WCAS Paycom Holdings, Inc., a Delaware corporation, and WCAS CP IV Blocker, Inc., a Delaware corporation, each a wholly-owned subsidiary of Holdco, will be the only members of the Surviving Company (as defined below).

NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

MERGER; CLOSING

1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the DLLCA, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”), OpCo’s ownership interest in Holdco will be cancelled and the Company will become a wholly owned subsidiary of Holdco.

1.2 Effective Time; Closing. Upon the terms and subject to the conditions hereof, the closing of the Merger and other transactions as provided herein (the “Closing”) will take place on January 1, 2014, or such other time and place as the parties hereto may mutually agree (the “Closing Date”). As soon as practicable following the execution of this Agreement, the parties hereto will file a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DLLCA, with the Delaware Secretary of State and make all other filings or recordings required by the DLLCA in connection with the Merger. The Merger shall become effective on the Closing Date (the “Effective Time”).

1.3 Effects of the Merger; Subsequent Actions.

(a) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DLLCA. All the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(b) If, at or after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of or in connection with the Merger, or otherwise to carry out the transactions contemplated by this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, as the case may be, all such deeds, bills of sale, assignments, assumption agreements and assurances and to take and do, in the name and on behalf of each of such companies or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets of the Surviving Company or otherwise to carry out this Agreement.

1.4 Directors. The directors of the Surviving Company shall initially be the directors of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Company and until his or her successor is duly elected and qualified.

1.5 Officers. The officers of the Surviving Company shall initially be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Company and until his or her successor is duly appointed and qualified.

1.6 Limited Liability Agreement. From and after the Effective Time, the Company LLC Agreement as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.

1.7 Conversion of Equity. At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, Merger Sub, the Company or the Securityholders:

(a) Conversion of Company Units. Each Common Unit (and each fraction of a Common Unit) issued and outstanding immediately prior to the Effective Time shall be converted into and become exchangeable for the portion (rounded down to the nearest number of whole shares with respect to each recipient of Holdco Common Stock) of the total number of the fully paid and non-assessable shares of Holdco Common Stock into which all of the Common Units collectively shall be converted based on the fair market value of the Holdco as of the Effective Time and the number of shares of common stock of Holdco representing the equity value of the Company derived from such fair market value, as determined by the Board of Directors of the Company, and allocated pursuant to the terms of the Company LLC Agreement in a manner consistent with Schedule I. Upon the consummation of the Merger, all of the Common Units (and all fractions of Common Units) shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the applicable number of shares of Holdco Common Stock as determined in accordance with the foregoing provisions of this Section 1.7(a).

(b) Conversion of Incentive Units. Each Incentive Unit (including each fraction of an Incentive Unit) issued and outstanding immediately prior to the Effective Time shall be converted into and become exchangeable for the pro rata portion (rounded down to the nearest number of whole shares with respect to each recipient of Holdco Common Stock) of the total number of fully paid and non-assessable shares of Holdco Common Stock into which all of the Incentive Units with the same Floor Amount as such Incentive Unit shall be converted based on the fair market value of the Holdco as of the Effective Time and the number of shares of common stock of Holdco representing the equity value of the Company derived from such fair market value, as determined by the Board of Directors of the Company, and allocated pursuant to the terms of the Company LLC Agreement in a manner consistent with Schedule I; provided that, each share of Holdco Common Stock received upon the conversion of and in exchange for unvested Incentive Units shall be subject to the terms and conditions set forth in a restricted stock award agreement in the form attached on either Schedule II (for non-executive officers) or Schedule III (for executive officers with employment agreements), as applicable, between the recipient of such common stock and Holdco (each, a “Restricted Common Stock Award Agreement”). The execution of a Restricted Common Stock Award Agreement by the holder of such unvested Incentive Units shall be a condition precedent to the obligation of Holdco to issue such shares of Common Stock to such holder of unvested Incentive Units. Upon the consummation of the Merger, all Incentive Units (and all fractions of Incentive Units) shall automatically be cancelled and retired and shall cease to exist, and shall thereafter represent only the right to receive the applicable number of shares of Holdco Common Stock as determined in accordance with, and as applicable subject to the conditions described in, the foregoing provisions of this Section 1.7(b).

(c) Units to Remain Outstanding. Each Preferred A Unit, Preferred B Unit and Preferred C Unit issued and outstanding prior to the Effective Time shall remain outstanding and shall not be converted or canceled by virtue of the Merger.

(d) Cancellation of Certain Units.

(i) Each Common Unit and Incentive Unit (and any fractions thereof) authorized but not issued immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be owed with respect thereto.

(ii) Upon the Merger, all Holdco Common Stock held by Opco shall automatically be cancelled and extinguished without any conversion thereof and no payment shall be owed with respect thereto.

(e) Units of Merger Sub. Each unit of Merger Sub shall be automatically cancelled and extinguished without any conversion thereof and no payment shall be owed with respect thereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company:

The Company hereby represents and warrants to Holdco and Merger Sub as follows:

(a) Due Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the DLLCA. The Company has full power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b) Authorization; No Conflict.

(i) The Company has full legal right and all requisite power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii) The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will not, with or without notice, lapse of time, or both: (a) conflict with or result in a breach or violation of the Company LLC Agreement or any resolution of the board of directors, securityholders, managers or members of the Company; (b) require, on the part of the Company, any filing with, or permit, authorization, consent or approval of, any Governmental Authority; or (c) violate any law to which the Company, or any of their respective properties, rights or assets are subject or bound.

2.2 Representations and Warranties of Holdco and Merger Sub:

Each of Holdco and Merger Sub represents and warrants to the Company as follows:

(a) Due Organization. Holdco is a corporation duly organized and validly existing under the Delaware General Corporation Law. Merger Sub is a limited liability company duly organized, and validly existing under the DLLCA. Each of Holdco and Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b) Authorization; No Conflict.

(i) Each of Holdco and Merger Sub has full legal right and all requisite power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution and delivery by Holdco and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Holdco or Merger Sub (as applicable). This Agreement has been duly and validly executed and delivered by Holdco and Merger Sub and constitutes a valid and binding obligation of Holdco and Merger Sub (as applicable), enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii) The execution, delivery and performance of this Agreement by Holdco and Merger Sub, and the consummation of the transactions contemplated hereby, will not, with or without notice, lapse of time, or both: (a) conflict with or result in a breach or violation of Holdco’s certificate of incorporation or by-laws or Merger Sub’s certificate of formation or limited liability company agreement or any resolution of the board of directors, securityholders, managers or members of Holdco or Merger Sub (as applicable); (b) require, on the part of Holdco or Merger Sub, any filing with, or permit, authorization, consent or approval of, any Governmental Authority; or (c) violate any law to which Holdco or Merger Sub, or any of their respective properties, rights or assets are subject or bound.

ARTICLE III

DEFINITIONS

3.1 Defined Terms.

“Common Units” means the “Common Units” as such term is defined in the Company LLC Agreement.

“Company LLC Agreement” means the Limited Liability Company Agreement of the Company, dated as April 3, 2012, as amended, restated or otherwise modified from time to time.

“Governmental Authority” means any federal, state, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, or any applicable self-regulatory organization.

“Holdco Common Stock” means the common stock, par value $0.001 per share, of Holdco.

“Incentive Units” means the “Incentive Units” as such term is defined in the Company LLC Agreement.

“Preferred A Units” means the “Preferred A Units” as such term is defined in the Company LLC Agreement.

“Preferred B Units” means the “Preferred B Units” as such term is defined in the Company LLC Agreement.

“Preferred C Units” means the “Preferred C Units” as such term is defined in the Company LLC Agreement.

“Securityholders” means, collectively, the holders of Common Units, Preferred A Units, Preferred B Units, Preferred C Units and Incentive Units.

ARTICLE IV

GENERAL

4.1 Indemnification and Reimbursement for Payments on Behalf of a Securityholder. If, as a direct or indirect result of the transactions contemplated by this Agreement, Holdco, Opco, the Company or the Surviving Company is required by applicable law to make any payment to a Governmental Authority that is specifically attributable to a Securityholder or a Securityholder’s status as such (including federal, state or local withholding taxes, state or local personal property taxes and state or local unincorporated business taxes), then such Securityholder shall indemnify, defend and hold harmless such person in full for the entire amount paid (including interest, penalties and related expenses). In the event the Securityholder fails to pay any such indemnification amount on demand, Holdco, Opco, the

Company and the Surviving Company may pursue all rights and remedies it may have against each Securityholder under this Section 4.1, which shall include, without limitation, instituting a lawsuit to collect such indemnification, with interest calculated at a rate per annum equal to the prime rate as of the date such demand is made as such rate is as announced by Citibank, N.A.

4.2 Entire Agreement; Amendment. This Agreement, including the exhibits hereto and the other documents referred to herein contain the entire understanding of the parties hereto, with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the parties with respect to such subject matter. This Agreement may be amended only by a written instrument executed by all of the parties hereto.

4.3 Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or enforceability without rendering invalid or unenforceable the remaining rights of the person intended to be benefited by such provision or any other provisions of this Agreement.

4.4 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile and electronic transmissions), each of which shall constitute an original, and all of which taken together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission (including documents in PDF format) shall be effective as delivery of a manually executed counterpart to this Agreement.

4.5 Governing Law; Waiver of Jury Trial.

(a) The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware, without giving effect to any conflict of law provisions thereof.

(b) EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN WILMINGTON, DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.6 Assignment. The provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement may be made by any party at any time, whether or not by operation of law, without the other parties’ prior written consent.

4.7 No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the day and year first written above.

HOLDCO:	PAYCOM SOFTWARE, INC.

	By:	/s/ Chad Richison
	Name:	Chad Richison
	Title:	Chief Executive Officer

THE COMPANY:	PAYCOM PAYROLL HOLDINGS, LLC

	By:	/s/ Chad Richison
	Name:	Chad Richison
	Title:	Chief Executive Officer

OPCO	PAYCOM PAYROLL, LLC

	By:	/s/ Chad Richison
	Name:	Chad Richison
	Title:	Chief Executive Officer

MERGER SUB:	PAYCOM SOFTWARE MERGER SUB, LLC

	By:	/s/ Chad Richison
	Name:	Chad Richison
	Title:	Chief Executive Officer

STOCKHOLDERS:	CHAD RICHISON /s/ Chad Richison

CRAIG BOELTE /s/ Craig Boelte

JEFF YORK /s/ Jeff York
WILLIAM KERBER /s/ William Kerber

SCHEDULE OF OMITTED EXHIBITS AND SCHEDULES

The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the

Commission upon request.

Exhibit A- Certificate of Merger

Schedule I – Conversion of Company Units

Schedule II – Form of Restricted Common Stock Award Agreement for Non-Executive Officers

Schedule III – Forms of Restricted Common Stock Award Agreement for Executives with Employment Agreements